Exhibit 99.1

Contact: Media —	Roy L. Morrow (216) 383-4893 Roy_Morrow@lincolnelectric.com

Investors —	Joe Kelley (216) 383-8346 Joe_Kelley@lincolnelectric.com
Lincoln Electric Announces Cost-Saving Measures
•	A greater than 10% global workforce reduction will generate annualized savings of approximately $50 million

•	Reduced work hours at Cleveland-based operations generate the equivalent of a greater than 10% headcount reduction within the facility

•	Voluntary Separation Program for Cleveland-based employees initiated in Q1 2009

•	Executive Management team base salaries cut and overall 2009 compensation expected to be reduced between 20% and 45%

•	All merit increases and external hiring frozen

•	Annual capital expenditures to be reduced by a minimum of $20 million

•	Year-end cash balance in excess of $275 million, with no net debt
          CLEVELAND, Ohio, U.S.A., February 2, 2009 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced a number of actions to lower its fixed and variable cost structure to align the Company’s business with the current economic environment. These measures include the continuation of previously announced reduced work hours, cutting expenses and discretionary spending in all areas, reassigning employees under the Company’s Guaranteed Employment policy, canceling merit raises, instituting a base salary reduction for its executive management (with overall compensation expected to be reduced by as much as 45%), suspending the Company’s 401(k) match and offering a voluntary separation incentive program to its Cleveland-based employees.
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Lincoln Electric Announces Cost-Saving Measures            -2-
     “Lincoln Electric has a long history of effectively managing its cost structure through economic cycles,” said John M. Stropki, Chairman and Chief Executive Officer. “The variable compensation programs at our major operations in the U.S. enable us to seamlessly adjust our manufacturing labor cost to market conditions without incremental cost to our business. However, the severity of global conditions has required us to institute additional actions and target cost reductions in our Selling, General & Administrative expenses.”
     The Company announced today that a voluntary separation program is being offered to all of its approximately 2,900 Cleveland bonus-eligible employees, regardless of years of service. Lincoln will also continue to reduce the number of temporary and contract workers. In addition, the Company is releasing those employees who are not meeting performance expectations and is reviewing workers not covered by its Guaranteed Employment policy (employees with less than three years of continuous service and those not meeting performance standards).
     The initiatives announced today are in addition to the headcount reductions begun during the second half of 2008 throughout its global subsidiaries.
     The combination of ongoing programs and actions announced today are anticipated to result in a greater than 10% reduction in the global workforce with an annualized savings of approximately $50 million, excluding any reduction in the profit-sharing bonus.
     “The dynamics of the economic situation are very fluid, and we will adjust our strategies, implement new cost reduction initiatives, reduce capital expenditures by a minimum of $20 million and adapt other business objectives as market conditions dictate,” said Mr. Stropki.
     The Company is in a very strong financial position and has a solid track record of good cash flow generation and profitability in slower economic environments. Lincoln ends 2008 with a strong balance sheet and cash balances of over $275 million and no net debt.
     Mr. Stropki said: “We are very optimistic in our ability to weather these most difficult economic times. Our strong balance sheet and net cash position will be applied to strengthen our global market position by making opportunistic investments in R&D, strategic investments in capital expenditures and acquisitions. We plan to emerge as a stronger, more capable company, better positioned to address the long-term needs of our global customers and the welding industry.”
     Lincoln Electric is scheduled to report 2008 fourth quarter and full year financial results on February 23, 2009.
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Lincoln Electric Announces Cost-Saving Measures            -3-
     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 38 manufacturing locations, including operations, manufacturing alliances and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at http://www.lincolnelectric.com.
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

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